EXHIBIT 11


                        EARNINGS PER SHARE COMPUTATIONS

                                        YEARS ENDED DECEMBER 31,
                                        1995               1996
                                        ----               ----

PRIMARY EARNINGS PER SHARE:
Net income (loss)                     $908,219          $(206,855)
                                      ========          =========

Weighted average common
shares outstanding                   2,150,000          2,346,325

Weighted shares issued
from exercise and assumed
exercise of:

  Warrants                               --                --

  Options                               23,174             --
                                     =========          =========

Weighted average common
 and common equivalent shares
 outstanding                         2,173,174          2,346,325
                                     =========          =========

REPORTED EARNINGS PER SHARE

Net income (loss) per common
 and common equivalent share             $0.42            ($0.09)
                                     =========          =========

FULLY DILUTED EARNINGS PER SHARE:

Fully diluted EPS is not shown as there is no dilution from Pimary EPS.